EXHIBIT 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:43 AM 01/26/2007
FILED 11:20 AM 01/26/2007
SRV 070089396 – 4291416 FILE
CERTIFICATE OF INCORPORATION
OF
CONSOLIDATION SERVICES, INC.
     FIRST: The name of the corporation is Consolidation Services, Inc. (hereinafter referred to as the “Corporation”).
     SECOND: The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at that address is Corporation Service Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.
     FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is two hundred twenty million (220,000,000) shares. Two hundred million (200,000,000) shares shall be Common Stock and twenty million (20,000,000) shares shall be Preferred Stock, each with a par value of $0.001 per share. Except as otherwise required by statute, the designations and the powers, preferences and rights, and the qualifications or restrictions thereof, of any class or classes of stock or any series of any class of stock of the Corporation may be determined from time to time by resolution or resolutions of the Board of Directors.
     FIFTH: The name and the mailing address of the incorporator is Alexander J. Chung, c/o Phillips Nizer LLP, 666 Fifth Avenue, New York, New York 10103.
     SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     (1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.
     (2) The Board of Directors shall have power without the assent or vote of the stockholders to adopt, amend or repeal the by-laws of the Corporation.
     (3) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-laws had not been made.
     SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law, as the same may be amended and supplemented from time to time. Any repeal or amendment of this Article SEVENTH shall be prospective only, and shall not adversely affect any right of a director of the Corporation existing at the time of such repeal or amendment with respect to any acts or omissions of such director to which such provisions apply.
     EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it may indemnify under said section. Any repeal or amendment of this Article EIGHTH shall be prospective only, and shall not adversely affect any right of any person entitled to indemnification under this Article EIGHTH existing at the time of such repeal or amendment with respect to any acts or omissions of such person to which such provisions apply.
     NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.
Signed on January 25, 2007

/s/ Alexander J. Chung
Alexander J. Chung, Sole Incorporator
c/o Phillips Nizer LLP 666 Fifth Avenue New York, New York 10103